Exhibit 19.3

Parsons Corporation
INSIDER TRADING compliance POLICY

CONTENTS

Page

I.	SUMMARY	1
II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING	1
III.	EXPLANATION OF INSIDER TRADING	2
IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING	7
V.	ADDITIONAL PROHIBITED TRANSACTIONS	10
VI.	RULE 10b5-1 TRADING PLANS, SECTION 16 AND RULE 144	12
VII.	EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE	18
ATTACHMENT A
SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST		21
ATTACHMENT B
CERTIFICATION OF COMPLIANCE		22

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Parsons corporation
INSIDER TRADING compliance POLICY

I. SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Parsons Corporation (the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines of up to $5 million for individuals and $25 million for corporations. Insider trading is also prohibited by this Insider Trading Compliance Policy (this “Policy”), and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

This Policy applies to all officers, directors and employees of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Company’s Chief Legal Officer.

II. STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company.

Additionally, no officer, director or employee shall purchase or sell any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For purposes of this Policy, the term “security” of the Company includes both (i) the security traded on the NYSE as “PSN” and (ii) the .25% Convertible Senior Notes due in 2025.

These prohibitions do not apply to:

• purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

• exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

• bona fide gifts of the Company’s securities; or

• purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

No officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III. EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

• Trading by insiders while in possession of material, non-public information;

• Trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

• Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

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A. What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations, trial results, developments regarding strategic collaborators or the status of regulatory submissions; management or control changes; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

B. What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C. Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external

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disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D. Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E. Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

• SEC administrative sanctions;

• Securities industry self-regulatory organization sanctions;

• Civil injunctions;

• Damage awards to private plaintiffs;

• Disgorgement of all profits;

• Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

• Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;

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• Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

• Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F. Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

G. Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his

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friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H. Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV. STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A. Pre-Clearance of All Trades by All Officers, Directors and Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities involving the acquisition of Company stock and the exercise of stock options by officers, directors and employees referenced in Attachment C hereto (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s Chief Legal Officer. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. The Chief Legal Officer shall consider any stock repurchase activity by the Company prior to granting approval of a trade request by a Pre-Clearance Person and may withhold approval of any such request to ensure compliance with regulatory restrictions and requirements.

A request for pre-clearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. In addition, the Pre-Clearance Person must execute a certification (in the form approved by the Chief Legal Officer) that he or she is not aware of material nonpublic information about the Company. The Chief Legal Officer shall have sole discretion to decide whether to clear any contemplated transaction. The Chief Legal Officer shall have sole discretion to decide whether to clear transactions by all persons or entities subject to this policy, including members of the executive leadership team (ELT), as a result of their relationship with the Chief Legal Officer. All trades that are pre-cleared must be affected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Legal Officer. A pre-cleared trade (or any

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portion of a pre-cleared trade) that has not been affected during the five-business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is affected, the transaction may not be completed.

To provide further assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities involving any sale or disposition of Company stock by a director or certain Pre-Clearance Persons, as referenced in Attachment D hereto, may only be made pursuant to a Trading Plan in accordance with the provisions set forth in Article VI, Section A herein.

None of the Company, the Chief Legal Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.A. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.A, none of the Company, the Chief Legal Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

B. Black-Out Periods

Additionally, except for a sale or disposition of stock in accordance with an approved trading plan, no officer, director or employee shall purchase or sell any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for:

• purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

• exercises of stock options or other equity awards the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

• bona fide gifts of the Company’s securities; and

• purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial

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pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

Exceptions to the black-out period policy may be approved only by the Company’s Chief Legal Officer, or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.

From time to time, the Company, through the Board of Directors or the Chief Legal Officer may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in our securities while the suspension is in effect and should not disclose to others that we have suspended trading.

C. Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D. Information Relating to the Company

1. Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on anything other than need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2. Inquiries from Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Legal Officer at (626) 440-3809.

E. Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

• Maintaining the confidentiality of Company-related transactions;

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• Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

• Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

• Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

• Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

• Restricting access to areas likely to contain confidential documents or material, non-public information;

• Safeguarding laptop computers, tablets, memory sticks, CDs and other items that contain confidential information; and

• Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V. ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A. Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

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B. Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C. Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D. Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E. Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a T+2 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Chief Legal Officer.

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VI. RULE 10b5-1 TRADING PLANS, SECTION 16 AND RULE 144

A. Rule 10b5-1 Trading Plans

1. Overview

Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. All members of the Board of Directors and Pre-Clearance Persons identified in Attachment D hereto must have a Rule 10b5-1 Trading Plan (the “Trading Plan”) that has been approved by the Company’s Chief Legal Officer before they are permitted to sell or dispose of the Company’s stock. Each Trading Plan shall comply with all applicable rules and regulations imposed by the SEC and should include the following provisions:

• The Trading Plan must be prepared and approved during an open trading window for the Company;

• A cooling off period after the Trading Plan is approved by the Chief Legal Officer which provides that the first trade may not be made until the later of (i) ninety days after the adoption or modification of the trading plan, or (ii) two business days following the filing of the Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted or modified, not to exceed 120 days following the adoption or modification of the plan ;

• A written representation certifying that the person is not aware of any material, non-public information about Parsons and its securities, and is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibition of Exchange Rule 10b5-1; and

• The Trading Plan must have a minimum length of at least one year before the Plan may amended or terminated.

Any person who adopts or modifies a Rule 10b5-1 Trading Plan shall have an ongoing obligation of good faith with respect to his or her actions. For example, no person may use his or her influence to affect the timing of a disclosure related to Parsons’ securities so that a trade under his or her Rule 10b5-1 Trading Plan becomes more profitable.

Any person who adopts or modifies a Rule 10b5-1 Trading Plan may not have more than one Rule 10b5-1 Trading Plan for open market purchases or sales of Parsons’ securities, except for plans or modifications solely to authorize an agent to sell only enough securities as are necessary to satisfy applicable tax withholding obligations arising exclusively from the vesting of a compensatory award, and the person does not otherwise exercise control over the timing of such sales; provided, however, that a person may have a series of separate contracts with different broker-dealers to execute trades pursuant to a single Rule 10b5-1 Trading Plan, and a

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person may maintain two separate Rule 10b5-1 Trading Plans for open market purchases or sales, if trading under the later plan is not authorized to begin until after all trades under the earlier commencing plan are completed or expire without execution. Further, during any twelve-month period, a person is limited to one “single-trade plan” which is designed to affect an open market purchase or sale of the total amount of securities subject to the Trading Plan in a single transaction; provided, however, that a Trading Plan will not be treated as a “single-trade plan” if it grants discretion to a persons’ agent over whether to execute the plan through a single transaction.

The initiation of, and any amendment or modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Chief Legal Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. The Chief Legal Officer or another Authorizing Officer shall have the authority to amend, waive or interpret this Policy as it relates to any Trading Plan or the Company’s policies with respect to such plans. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

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Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period of 30 days between the establishment of a Trading Plan and commencement of any transactions under such plan. An individual may adopt more than one Trading Plan. Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

• First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

• Second, the Trading Plan must either:

• specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;

• include a written formula or computer program for determining the amount, price and date of the transactions; or

• prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.

• Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

2. Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation, amendment or modification of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer, and, in the case of any amendment or modification, must comply with all requirements set forth in Section A of this Article VI. A revocation, amendment or modification of a Trading Plan may only be made during an open trading window for the Company. Once an amendment or modification to a Trading Plan is approved, as provided herein, the participant must observe a cooling off period, as described herein, before any sale or disposition of Company stock may occur. The cooling off period shall expire on the opening of the Company’s trading window for the subsequent quarter following approval of the amendment or modification of the Trading Plan.

Once a Trading Plan has been revoked, the participant must wait until the opening of the Company’s trading window for the subsequent quarter following such revocation and 180 days before establishing a new Trading Plan and such Trading Plan must adhere to the further requirements noted in Section of this Article VI. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a

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Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan. In any event, you should not assume that compliance with the 180-day bar will protect you from possible adverse legal consequences of a Trading Plan revocation.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must satisfy all requirements set forth herein.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. Further, the Company’s Board of Directors has the discretion to require the revocation of Trading Plans for participants, in its discretion. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

3. Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

4. Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires ____.” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.

5. Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises are subject to trading windows. However, the Company will permit same day sales under approved Trading Plans that satisfy the requirements set forth herein. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will

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notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

6. Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

7. Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

8. Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

9. No Section 16 Protection

The use of Trading Plans does not exempt participants from complying with the Section 16 reporting rules or liability for short-swing trades.

10. Limitation on Liability

None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI.A. Notwithstanding any review of a Trading Plan pursuant to this Section VI.A, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.

B. Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales (Applicable to Officers, Directors and 10% Stockholders)

1. Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the 1934 Act generally requires all officers, directors and 10% stockholders (“insiders”), within 10 days after the insider becomes an officer, director, or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s stock, options and warrants which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options and warrants must be reported on SEC Form 4, generally within two days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions,

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there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.

2. Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as “Attachment A” in addition to consulting the Chief Legal Officer prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s stock, options or warrants.

3. Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of the Company’s equity securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

The Chief Legal Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

C. Rule 144 (Applicable to Officers, Directors and 10% Stockholders)

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control

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securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, directors, officers and 10% stockholders of the Company) must comply with the requirements of Rule 144, which are summarized below:

• Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.

• Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

• Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.

• Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VII. EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy, all officers, directors and employees should execute and return to the Company’s Chief Legal Officer the Certification of Compliance form attached hereto as “Attachment B.”

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ATTACHMENT A

SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Parsons Corporation (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1. Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?

3. Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?

4. Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases And Option Exercises

If a purchase or option exercise for Company stock is to be made:

1. Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?

3. Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material inside information which could affect the price of the Company stock. All transactions in the Company’s securities by officers and directors must be pre-cleared by contacting the Company’s Chief Legal Officer or Chief Financial Officer.

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ATTACHMENT B

CERTIFICATION OF COMPLIANCE

RETURN BY [_________] [insert return deadline]

TO: __________________, Chief Legal Officer

FROM: __________________________

RE: INSIDER TRADING COMPLIANCE POLICY OF PARSONS CORPORATION

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Parsons Corporation, to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[__], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

___________________________ _______________
SIGNATURE DATE

___________________________
TITLE

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